Exhibit 16.1

RBSM LLP

NEW YORK, NEW YORK

April 9, 2020

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Transatlantic Petroleum Ltd.  (the “Company”) Form 8-K dated April 3, 2020, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP